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                                                                      Exhibit 18

                               SIERRA TRUST FUNDS

                                   RULE 18F-3
                               MULTIPLE CLASS PLAN

                                  JUNE 13, 1995

                                  INTRODUCTION

The Global Money Fund, U.S. Government Money Fund, California Money Fund, Short Term High Quality Bond Fund, Short Term Global Government Fund, U.S. Government Fund, Corporate Income Fund, California Municipal Fund, Florida Insured Municipal Fund, California Insured Intermediate Municipal Fund, National Municipal Fund, Growth and Income Fund, Growth Fund, Emerging Growth Fund, International Growth Fund and Target Maturity 2002 Fund and any other series investment fund offered by Sierra Trust Funds (the "Company") from time to time, (each, a "Fund," and collectively, the "Funds"), have elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act") in offering multiple classes of units of beneficial interest ("shares") in each Fund with differing distribution and/or servicing arrangements and voting rights. This Multiple Class Plan (the "Plan") sets forth the differences among classes, including shareholder services, distribution arrangements, expense allocations, and conversion or exchange options.

A.       ATTRIBUTES OF SHARE CLASSES

         The rights of each existing class of the Funds are not being changed hereby, and shall be as set forth in the resolutions and related materials of the Company's Board of Trustees adopted pursuant to the order dated March 22, 1994, obtained by Sierra Trust Funds et al., and applicable to the Funds (Inv. Co. Act Release No. IC-20153), as set forth in Exhibit A hereto.

         With respect to any class of shares of a Fund, the following requirements shall apply. Each share of a Fund must represent an equal pro rata interest in the Fund and must have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations and terms and conditions, except that: (i) each new class must have a different class name or other designation that identifies the class as separate from any other class of the same Fund; (ii) each class must separately bear any distribution expenses ("distribution fees") in connection with a plan adopted pursuant to Rule 12b-1 under the 1940 Act (a "Rule 12b-1 Plan") and must separately bear any expenses associated with any non-Rule l2b-1 Plan service payments ("service fees") that are made under any servicing agreement entered into with respect to that class; (iii) each new class of shares may bear, consistent with rulings and other



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published statements of position by the Internal Revenue Service, the expenses of the Fund's operations which are directly attributable to such class ("Class Expenses")1/; and (iv) holders of the shares of the class shall have exclusive voting rights regarding the Rule 12b-1 Plan and the servicing agreements relating to such class, and shall have separate voting rights on any matter submitted to shareholders in which the interests of that class differ from the interests of any other class.

B.       EXPENSE ALLOCATIONS

         Expenses of each class created after the date hereof must be allocated as follows: (i) distribution and shareholder servicing payments associated with any Rule 12b-1 Plan or non-Rule 12b-1 servicing agreement relating to each class of shares will be borne exclusively by that class; (ii) any incremental transfer agency fees relating to a particular class will be borne exclusively by that class; and (iii) Class Expenses relating to a particular class will be borne exclusively by that class.

         The methodology and procedures for calculating the net asset value of the various classes of shares and the proper allocation of income and expenses among the various classes of shares shall be as set forth in Exhibit D "Methodology To Be Used For Net Asset Value ("NAV") And Dividend And Distribution Determinations" (the "Methodology") and the accompanying report of Price Waterhouse LLP (the "Report") as set forth in Exhibit E of the Second Amended and Restated Application for Exemption filed with the Securities and Exchange Commission on March 14, 1994. The Report states that the policies and procedures are suitably designed to provide reasonable assurance that the specified control objectives would be achieved if the described policies and procedures were

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1/       Class Expenses are limited to any or all of the following: (i) transfer agent fees identified as being attributable to a specific class of shares, (ii) stationery, printing, postage, and delivery expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxy statements to current shareholders of a specific class, (iii) Blue Sky registration fees incurred by a class of shares, (iv) SEC registration fees incurred by a class of shares,
         (v) expenses of administrative personnel and services as required to support the shareholders of a specific class, (vi) directors, fees or expenses incurred as a result of issues relating to one class of shares, (vii) account expenses relating solely to one class of shares,
         (viii) auditors' fees, litigation expenses, and legal fees and expenses relating to a class of shares, and (ix) expenses incurred in connection with shareholder meetings as a result of issues relating to one class of shares.



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complied with satisfactorily. The Methodology and Report are attached hereto as
Exhibits B and C, respectively.

C.       AMENDMENT OF PLAN; PERIODIC REVIEW

         This Plan must be amended to properly describe (through additional exhibits hereto or otherwise) each additional class of shares approved by the Company's Board of Trustees after the date hereof.

         The Company's Board of Trustees, including a majority of the independent Trustees, must periodically review this Plan for its continued appropriateness, and must approve any material amendment of the Plan as it relates to any class of any Fund covered by the Plan.